Exhibit 9
LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (this “Modification Agreement”) dated as of NOVEMBER 30, 2012 (the “Effective Date”), is between (a) CONTRAN CORPORATION (“Contran”); (b) the institutions named herein as Lenders (individually a “Lender” and collectively the “Lenders”); (c) PLAINSCAPITAL BANK, in its capacity as agent for the Lenders (the “Administrative Agent”) and as the L/C issuer, sole lead arranger and bookrunner for the credit facilities described in the Agreement (defined below); (d) VALHI HOLDING COMPANY, a Delaware corporation (“Guarantor”); and (e) FIRST SOUTHWEST COMPANY (“First Southwest”).

RECITALS

A. Contran, the Lenders and Administrative Agent entered into that certain CREDIT AGREEMENT dated as of OCTOBER 2, 2009 (as amended, renewed and restated from time to time, the “Agreement”), pursuant to which the Lenders agreed to make certain credit facilities available to Contran on the terms and conditions set forth therein.

C.           Contran has executed and delivered to Administrative Agent (in Administrative Agent’s capacity as a Lender) that certain PROMISSORY NOTE dated as of OCTOBER 2, 2009 in the original notational amount of SEVENTY MILLION AND NO/100 DOLLARS ($70,000,000.00), which notational amount was increased to NINETY MILLION AND NO/100 DOLLARS ($90,000,000.00) pursuant to the THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE dated as of SEPTEMBER 28, 2012 between Contran, Lenders and Administrative Agent (as amended, renewed and restated from time to time, the “PCB Note”).

D.           Guarantor, Administrative Agent and First Southwest entered into that certain SECURITIES ACCOUNT CONTROL AGREEMENT dated as of AUGUST 24, 2010 (as amended, renewed, or restated from time to time, the “Control Agreement”), in order to establish First Southwest as a custodian of certain pledged collateral of Guarantor securing the credit facilities under the Agreement.

E.           The parties desire to execute this Modification Agreement and authorize the release of certain pledged collateral pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

 1.           Definitions.  Capitalized terms used in this Modification Agreement, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

2.           Release of TIMET Shares; Receipt of Additional Collateral.  Administrative Agent hereby authorizes and instructs First Southwest to release all shares of common stock of TITANIUM METALS CORPORATION (the “TIMET Shares”) on deposit in the Pledged Account (as such term is defined in the Control Agreement) to Guarantor upon receipt from Guarantor and/or Contran of not less than THIRTY MILLION (30,000,000) shares of the common stock of Valhi, Inc. (the “Valhi Shares”) for deposit in the Pledged Account; which shares shall constitute Additional Collateral.  Guarantor and Contran (a) acknowledge and agree that a security interest in the Valhi Shares has been created pursuant to the PLEDGE AND SECURITY AGREEMENT dated as of OCTOBER 2, 2009 between Guarantor and Administrative Agent, (b) do hereby grant a lien and security interest in and to the Valhi shares as Additional Collateral to secure the Secured Obligations (as such term is defined in the Pledged Agreement), and (c) that such security interest in in the exists as of date of deposit of such shares in the Pledged Account and will continue to exist in favor of Administrative Agent with respect to the Valhi Shares and the products and proceeds thereof.

4.           Release of Lien and Security Interest.  Upon First Southwest’s receipt of the Valhi Shares, Administrative Agent (a) hereby releases its lien and security interest in the TIMET Shares, and (b) agrees to promptly (and in any event within ONE (1) Business Day after receipt of the Valhi Shares) release the TIMET Shares from the description of collateral contained in any UCC-1 filing identifying Guarantor as “debtor” and Administrative Agent as “secured party”.

5.           Valhi Shares.  Administrative Agent shall determine within NINETY (90) days of the Effective Date the continued acceptability of the Valhi Shares as Additional Collateral and reserves the right to reject the acceptability of the Valhi Shares in the exercise of its commercially reasonable discretion and require the pledge of additional collateral.

6.           Conditions Precedent.  The obligations of Lenders and Administrative Agent under this Modification Agreement shall be subject to the condition precedent that First Southwest, Contran and Guarantor shall have executed and delivered to Administrative Agent this Modification Agreement and such other documents and instruments incidental and appropriate to the transaction provided for herein as Administrative Agent or its counsel may reasonably request.

7.           Payment of Fees and Expenses.  Contran agrees to pay all reasonable costs and expenses, including reasonable attorneys’ fees of Administrative Agent and/or First Southwest in connection with (a) the drafting and execution of this Modification Agreement, or (b) the transactions contemplated hereunder.

8.           Ratifications.  Except as expressly modified and superseded by this Modification Agreement, the Loan Documents are ratified and confirmed and shall continue in full force and effect.  The terms, conditions and provisions of the Loan Documents (as the same may have been amended, modified or restated from time to time) are incorporated herein by reference, the same as if stated verbatim herein.  The Loan Documents, as modified by this Modification Agreement continue to be legal, valid, binding obligations, enforceable against Contran and Guarantor in accordance with their terms.  Without limiting the generality of the foregoing, Guarantor hereby ratifies and confirms that all liens securing the indebtedness of Contran to Administrative Agent heretofore granted to Administrative Agent (if any) were intended to, do and continue to secure the full payment and performance of all indebtedness obligations under the Loan Documents in accordance with the terms of such documents.

9. Multiple Counterparts.  This Modification Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.

10. Severability.  Any provision of this Modification Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Modification Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

11. Headings and Defined Terms.  The headings, captions, and arrangements used in this Modification Agreement are for convenience only and shall not affect the interpretation of this Modification Agreement.

12. Governing Law.  This Modification Agreement shall be deemed to have been made in, and shall be governed, by the State of Texas.

13. Federal Small Business Certification.  Contran and Guarantor represent, warrant and certify that none of the principals of Contran, Guarantor or their Affiliates have been convicted of, or pleaded nolo contendre to, any offense covered by 42 U.S.C. §16911(7).  For purposes of this Section, the term “principal” means: (a) with respect to a sole proprietorship, the proprietor; (b) with respect to a partnership, each managing partner and each partner who is a natural person and holds a TWENTY PERCENT (20.00%) or more ownership interest in the partnership; and (c) with respect to a corporation, limited liability company, association or development company, each director, each of the FIVE (5) most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of TWENTY PERCENT (20.00%) or more of the ownership stock or stock equivalent of the entity.

14. Regulation B—Notice of Joint Intent.  Federal Regulation B (Equal Credit Opportunity Act) requires Lender to obtain evidence of Contran’s and Guarantor’s intention to apply for joint credit.  Contran’s and Guarantor’s signature below shall evidence such intent and such intent shall apply to future related extensions of joint credit and joint guaranty.

NOTICE OF FINAL AGREEMENT

THE LOAN DOCUMENTS, AS MODIFIED BY THIS MODIFICATION AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

EXECUTED, as of the Effective Date.

LENDER AND ADMINISTRATIVE AGENT:

PLAINSCAPITAL BANK

By:           /s/ Ronald C. Berg
Name:           Ronald C. Berg
Title:	President –Turtle Creek

CONTRAN:

CONTRAN CORPORATION

By:           /s/ John A. St. Wrba
Name:           John A. St. Wrba
Title:           Vice President and Treasurer

GUARANTOR:

VALHI HOLDING COMPANY

By:           /s/ John A. St. Wrba
Name:           John A. St. Wrba
Title:           Vice President and Treasurer

FIRST SOUTHWEST:

FIRST SOUTHWEST COMPANY

By:           /s/ Don Karas
Name:           Don Karas
Title:           Senior Vice President